Exhibit 99

 Commencement of Tender Offer Delayed; Additional $7.75 Million
             Loan to be Extended To BayCorp Holdings



     Portsmouth, New Hampshire - September 27, 2005 - Sloan Group Ltd., a privately held international business corporation headquartered in the Bahamas, and BayCorp Holdings, Ltd. (AMEX-
MWH) announced today that the proposed acquisition of BayCorp by Sloan Group and its wholly owned subsidiary, Sloan Acquisition Corp., will be delayed as the parties seek to obtain approval of the transaction by the Vermont Public Service Board. The parties are working to amend the acquisition agreement to reflect the need to obtain such approval. No change to the previously-announced cash consideration of $14.19 to be paid for each share of BayCorp common stock is contemplated. It is anticipated that the tender offer will be commenced as soon as practicable after the Vermont Department of Public Service makes a favorable recommendation on the transaction to the Vermont Public Service Board.

     Sloan Group and BayCorp also announced today that Sloan Group expects to lend BayCorp up to $7.75 million, in addition to Sloan Group's aggregate outstanding loans to BayCorp of $20.25 million under two convertible notes, dated March 31, 2005 and May 24, 2005. The additional borrowings are expected to accrue annual interest of 8%, mature in approximately six months, and will be secured by substantially all of BayCorp's assets.

     BayCorp is an unregulated energy holding company incorporated in Delaware. BayCorp currently has wholly owned subsidiaries that include Nacogdoches Gas, LLC, which owns and develops interests in natural gas and oil production in Nacogdoches County, Texas; Benton Falls Associates, L.P., the owner and operator of a hydroelectric generating facility in Benton, Maine; Great Bay Hydro Corporation, which owns and operates a hydroelectric generating facility in Newport, Vermont; Great Bay Power Marketing, Inc., which purchases and markets power on the open market and Nacogdoches Power, LLC, which owns the development rights to the Sterne Power Project in
Nacogdoches, Texas. BayCorp also holds a majority interest in HoustonStreet Exchange, Inc., which operates HoustonStreet.com, an internet-based independent crude oil and refined petroleum products trading exchange.

     This announcement does not constitute an offer to purchase or a solicitation of an offer to sell any securities. The tender offer for the outstanding shares of BayCorp common stock described in this announcement has not commenced. Any offers to purchase or solicitation of offers to sell will be made only pursuant to a tender offer statement and a solicitation and recommendation statement filed with the Securities and Exchange Commission. The tender offer statement (including an offer to purchase, a letter of transmittal and other offer documents) and the solicitation/recommendation statement will contain important information and should be read carefully before any decision is made with respect to the tender offer. Those materials will be made available to all stockholders of BayCorp at no expense to them. In addition, all of those materials (and all other offer documents filed with the SEC) will be available on the SEC's website (http://www.sec.gov).

     Certain of the foregoing statements, including those regarding the Vermont Public Service Board and the Vermont Department of Public Service, and their timing and process to act on the proposed acquisition, as well as the nature of their action, and the satisfaction of various conditions to the tender offer and merger, including, without limitation, favorable approvals without adverse conditions or restrictions by the Vermont regulators, the timing of the commencement of the tender offer, and the proposed $7.75 million loan are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, including the timing of such events, which may cause the actual results, performance or achievements of BayCorp to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These forward-looking statements speak only as of the date of this Release. Sloan Group Ltd. and BayCorp expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

****************
Contact:

BayCorp Holdings, Ltd.
Frank Getman, 603-766-4990



                               ###